CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2023 relating to the financial statements of Ivanhoe Electric Inc., appearing in the Annual Report on Form 10-K of Ivanhoe Electric Inc. for the year ended December 31, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

February 15, 2024